Exhibit 10.1

WAIVER AND AMENDMENT

WAIVER AND AMENDMENT (this “Amendment”), dated as of June 12, 2014, between FOREST LABORATORIES, INC., a Delaware corporation (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (“Trustee”).

RECITALS

WHEREAS, the Issuer and Morgan Stanley & Co. LLC, as representative of the several initial purchasers, have executed and delivered (i) a registration rights agreement dated as of December 10, 2013 (as amended, supplemented or otherwise modified from time to time, the “2013 Registration Rights Agreement”), providing for registration rights with respect to the 5.00% Senior Notes due 2021 (the “5.00% Notes”) issued by the Issuer pursuant to an indenture dated as of December 10, 2013 (as amended, supplemented or otherwise modified from time to time, the “5.00% Notes Indenture”), between the Issuer and the Trustee, and (ii) a registration rights agreement dated as of January 31, 2014 (as amended, supplemented or otherwise modified from time to time, the “2014 Registration Rights Agreement” and, together with the 2013 Registration Rights Agreement, the “Registration Rights Agreements”), providing for registration rights with respect to (A) the 4.375% Senior Notes due 2019 (the “4.375% Notes”) issued by the Issuer pursuant to an indenture dated as of January 31, 2014 (as amended, supplemented or otherwise modified from time to time, the “4.375% Notes Indenture”), between the Issuer and the Trustee and (B) the 4.875% Senior Notes due 2021 (the “4.875% Notes” and, together with the 5.00% Notes and the 4.375% Notes, the “Notes”) issued by the Issuer pursuant to an indenture dated as of January 31, 2014 (as amended, supplemented or otherwise modified from time to time, the “4.875% Notes Indenture” and, together with the 5.00% Notes Indenture and the 4.375% Notes Indenture, the “Indentures”), between the Issuer and the Trustee;

WHEREAS, pursuant to that certain merger agreement dated as of February 17, 2014, by and among Actavis plc (the “Parent Guarantor”), various subsidiaries of the Parent Guarantor and the Issuer, the Parent Guarantor will acquire the Issuer (the “Merger”);

WHEREAS, in connection with the Merger, the Parent Guarantor proposes to fully, unconditionally and irrevocably guarantee the Notes pursuant to supplemental indentures to the Indentures (collectively, the “Supplemental Indentures”);

WHEREAS, Section 6(b) of each Registration Rights Agreement provides that, subject to certain conditions, such Registration Rights Agreement may be amended, and waivers or consents to departures from the provisions of such Registration Rights Agreement may be given, by written agreement with the consent of Holders of a majority in aggregate principal amount of the outstanding Notes to which such Registration Rights Agreement relates affected by such amendment or waiver;

WHEREAS, Holders of at least a majority in aggregate principal amount of the outstanding Notes of each series to which each Registration Rights Agreement relates have consented to the amendments set forth herein in connection with that certain Consent Solicitations Statement relating to the solicitations of consents relating to the Notes provided to Holders on May 22, 2014 (the “Consent Statement”);

WHEREAS, this Amendment is authorized by Section 6(b) of each of the Registration Rights Agreements;

WHEREAS, the Issuer has furnished the Trustee with an Officers’ Certificate, a certified copy of the resolution of its Board of Directors, and an Opinion of Counsel complying with the requirements of Sections 9.06, 11.04 and 11.05 of each Indenture; and

WHEREAS, all things necessary to make this Amendment a valid agreement of the Issuer, the Holders and Trustee and a valid amendment to each of the Registration Rights Agreements have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Section 1. Capitalized Terms.

Capitalized terms used herein without definitions shall have the meanings assigned to them in the Registration Rights Agreements.

Section 2. Amendments to the Registration Rights Agreements.

(a)	Each Registration Rights Agreement is hereby amended to delete each of the following sections in their entirety: Section 2 (Registration under the 1933 Act); Section 3 (Registration Procedures); and Section 4 (Participation of Broker-Dealers in Exchange Offer).

(b)	All definitions set forth in Section 1 of each Registration Rights Agreement that relate to defined terms used solely in sections deleted by this Amendment are hereby deleted in their entirety, and all references to sections of such Registration Rights Agreement that are used exclusively in the text of such Registration Rights Agreement that are being otherwise eliminated by this Amendment shall be deleted in their entirety.

Section 3. Effectiveness.

Subject to the following sentence, upon the execution and delivery of this Amendment between the Issuer and the Trustee, this Amendment shall become effective and each Registration Rights Agreement shall be amended in accordance herewith and every Holder of the Notes heretofore or hereafter authenticated and delivered under each Indenture shall be bound hereby. Notwithstanding the foregoing, the amendments to each Registration Rights Agreement provided for in this Amendment shall only become operative upon the execution of the Supplemental Indentures by the Parent Guarantor and the Trustee.

Section 4. Ratification of Each Registration Rights Agreement.

Except as expressly amended hereby, each Registration Rights Agreement, including but not limited to Section 5 thereof, is in all respects ratified and confirmed and all the terms,

conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of each Registration Rights Agreement for all purposes, and every Holder under each Registration Rights Agreement shall be bound hereby. In the event of a conflict between the terms and conditions of each Registration Rights Agreement and the terms and conditions of this Amendment, then the terms and conditions of this Amendment shall prevail. The Trustee makes no representation or warranty as to the validity or sufficiency of this Amendment.

Section 5. Governing Law.

THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 6. Counterparts.

The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic format shall be effective as delivery of a manually executed counterpart hereof.

Section 7. Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction thereof.

Section 8. Recitals.

The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

FOREST LABORATORIES, INC.

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey
Title:	Senior Vice President, Chief Legal
Officer & General Counsel

[Signature Page to Waiver and Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, solely as trustee and at the direction of the Holders

By:	/s/ Yana Kislenko
Name:	Yana Kislenko
Title:	Vice President

[Signature Page to Waiver and Amendment]